Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS FIRST QUARTER NET INCOME GROWS BY 46 PERCENT

Company Raises Annual Revenue and Earnings Guidance Range

VANCOUVER, Wash. – (April 27, 2005) – Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, today announced results for the first quarter ended March 31, 2005, which included net income growth of 46 percent and sales growth of 19 percent from the same period a year ago.

First-quarter net sales were $156.4 million compared to $130.9 million for the corresponding period last year, up 20 percent. Net income for the quarter was $9.4 million, or $0.28 per diluted share, up from $6.4 million, or $0.19 per share. Included in net income for the first quarter 2005 is a one-time charge of $950,000 for a settlement with the Consumer Product Safety Commission.

The Company finished the quarter with cash and short term investments of $123.3 million, up from $104.6 million at year end. The Company has no debt.

“This quarter’s results are consistent with our consumer-based business strategy to drive growth while investing in our future,” said Gregg Hammann, Chairman and Chief Executive Officer. “It also reflects our progress in becoming the global leader in fitness, as our diversified portfolio of brands and products are presented in more places where people shop and exercise.”

“Although we are early in our plan to expand our domestic and international presence, we are the only company in our category positioned across all channels and with a complete line of branded fitness products. Our fast pace of innovation is bringing new fitness tools to consumers, increasing awareness and demand for the benefits of fitness. All of our marketing now incorporates educational elements on fitness to help grow the overall fitness industry.”

For the second quarter of 2005, the Company estimates that earnings will grow by approximately 50 percent to $0.09 to $0.10 per diluted share, and net sales will grow 25 percent to approximately $125 to $130 million compared with the second quarter last year. The Company raised its full year 2005 earnings estimate to $1.17 to $1.19 on net sales growth of more than 15 percent. Because of the seasonal nature of fitness equipment sales, the Company expects more than two-thirds of its earnings to occur in the second half of the year.

The Company will host a conference call at 5:00 p.m. EDT (2:00 p.m. PDT) April 27, 2005 to discuss first quarter 2005 financial results. It will be broadcast live over the Internet hosted at http://events.nautilus.com under “Investor Relations/Events Calendar” and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 847-8127 from anywhere in North America, and (212) 346-6577 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, Chief Customer Officer and Chief Marketing Officer. A telephonic playback will be available from 7:30 p.m. PDT April 27 through 7:30 p.m. May 7, 2005. North American callers can dial (800) 633-8284 and other international callers can dial (402) 977-9140 to hear the playback. The passcode is 21243232#.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise, rest and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Trimline®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,200 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilus.com.

This press release includes forward-looking statements. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

NAUTILUS, INC.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$41,360	$19,266
Short-term investments	81,966	85,319
Trade receivables, net	70,866	95,593
Inventories	54,876	49,104
Prepaid expenses and other current assets	7,561	9,427
Short-term notes receivable	2,606	2,503
Current deferred tax assets	4,678	4,661

Total current assets	263,913	265,873

PROPERTY, PLANT AND EQUIPMENT, net	45,717	46,350

GOODWILL	29,755	29,755

OTHER ASSETS, net	18,058	17,663

TOTAL ASSETS	$357,443	$359,641

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$48,428	$57,861
Accrued liabilities	25,938	24,685
Income taxes payable	15,063	10,803
Royalty payable to stockholders	—	18
Customer deposits	2,785	2,957

Total current liabilities	92,214	96,324

OTHER NONCURRENT LIABILITIES	200	200

NONCURRENT DEFERRED TAX LIABILITY	6,880	11,081

STOCKHOLDERS’ EQUITY:
Common stock	11,193	10,682
Unearned compensation	(1,119)	(1,204)
Retained earnings	244,585	238,474
Accumulated other comprehensive income	3,490	4,084

Total stockholders’ equity	258,149	252,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$357,443	$359,641

NAUTILUS, INC.

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three months ended March 31,			% of Sales
	2005	% of Sales	2004
NET SALES	$156,388		$130,896

COST OF SALES	79,615	50.9%	74,040	56.6%

Gross profit	76,773	49.1%	56,856	43.4%

OPERATING EXPENSES:
Selling and marketing	44,922	28.8%	35,742	27.3%
General and administrative	13,436	8.6%	7,215	5.5%
Research and development	2,803	1.8%	1,811	1.4%
Related-party royalties	—	0.0%	1,566	1.2%
Third-party royalties	1,474	0.9%	703	0.5%

Total operating expenses	62,635	40.1%	47,037	35.9%

OPERATING INCOME	14,138	9.0%	9,819	7.5%

OTHER INCOME:
Interest income	517	0.4%	246	0.2%
Other - net	51	0.0%	(7)	0.0%

Total other income, net	568	0.4%	239	0.2%

INCOME BEFORE INCOME TAXES	14,706	9.4%	10,058	7.7%

INCOME TAX EXPENSE	5,277	3.4%	3,621	2.8%

NET INCOME	$9,429	6.0%	$6,437	4.9%

BASIC EARNINGS PER SHARE	$0.28		$0.20

DILUTED EARNINGS PER SHARE	$0.28		$0.19

Weighted average shares outstanding:

Basic shares outstanding	33,168,120		32,611,928

Diluted shares outstanding	34,038,636		33,260,364

NAUTILUS, INC.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,429	$6,437
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,528	3,122
Amortization of unearned compensation	85	85
Loss on sale of property, plant and equipment	1	1
Tax benefit of exercise of nonqualified options	49	76
Deferred income taxes	(4,223)	(223)
Changes in current assets and liabilities	13,293	13,437

Net cash provided by operating activities	22,162	22,935

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(2,811)	(445)
Proceeds from sale of property, plant and equipment	2,969	—
Net increase in other assets	(499)	1
Purchases of short-term-term investments	(26,902)	(32,352)
Proceeds from maturities of short-term investments	30,255	13,500
Net (increase) decrease in notes receivable	(103)	80

Net cash provided by (used in) investing activities	2,909	(19,216)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid on common stock	(3,318)	(3,260)
Proceeds from exercise of stock options	462	217

Net cash used in financing activities	(2,856)	(3,043)

Effect of Foreign Currency Exchange Rate Changes	(121)	(93)

NET INCREASE IN CASH AND CASH EQUIVALENTS	22,094	583

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,266	21,352

CASH AND CASH EQUIVALENTS, END OF PERIOD	$41,360	$21,935